Exhibit 10.1
ADIP (Athene) Carry Plan, L.P.
Award Letter
July 9, 2020

[_______]

Dear [______]:
Reference is made to the Amended and Restated Exempted Limited Partnership Agreement of ADIP (Athene) Carry Plan, L.P. (the “Partnership”) dated June 12, 2020 (as the same may be amended, supplemented or modified from time to time, the “Carry Plan LPA”). Capitalized terms not defined herein have the meanings set forth in the Carry Plan LPA.
This letter is your “Award Letter” as defined in the Carry Plan LPA.
Your Initial Point Award
The Fund General Partner is entitled to a 15% “carried interest” in the Fund’s net profits, which it has divided into 1,500 “Points” for purposes of allocation among its limited partners. As a limited partner of the Fund General Partner, the Partnership has received an allocation of 500 Points of the Fund General Partner. The Partnership issues to its limited partners Points in the Partnership, with each Point corresponding with one Point of the Fund General Partner held by the Partnership. References herein to “Points” refer to Points issued by the Partnership.
You are being granted the number of Points set forth on your Participant Execution Page attached hereto (out of a maximum of 500 Points that will be issued and outstanding at any time) on the terms set forth in this Award Letter and the Carry Plan LPA. Your Points will not be reduced (or otherwise be subject to dilution) without your consent except (i) as a result of becoming a Retired Partner as described below under “Effect of Retirement on Points; Vesting Terms” or (ii) as a result of a breach of a Restrictive Covenant as described in Annex A hereto.
Effect of Retirement on Points; Vesting Terms
Your Points are subject to vesting on a monthly basis on the last day of the month over the five (5) year period beginning on your Vesting Commencement Date (as defined below), and your Vesting Percentage (as defined below) shall determine the number of Points you may be eligible to retain in the event you become a Retired Partner. Prior to becoming a Retired Partner, your Vesting Percentage does not affect the level of the distributions to which your Points entitle you. As of the date that you become a Retired Partner, your Points will be reduced automatically to (i) zero if your retirement is for Cause (as defined below), or (ii) an amount equal to your Vested Points calculated as of that date. The Administrator (as defined below) may (but has no obligation to) agree to a lesser reduction (or to no reduction) of your Points or a later effective date.
The term “Vested Points” means the sum of the following products with respect to all of your Points held as of the date you became a Retired Partner: (i) the number of such Points that have the same Vesting Commencement Date multiplied by (ii) the Vesting Percentage applicable to such Points as of the date you became a Retired Partner.
The term “Vesting Percentage” as applied to you means, as of the date you become a Retired Partner:
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(a)    if such retirement occurs other than as a result of Cause, death or Disability, a fraction (expressed as a percentage) of x/80 (which provides that you will vest in 1/80th of your Points for each complete calendar month elapsed beginning on the Vesting Commencement Date and ending on the date you become a Retired Partner not to exceed 75% of your total Points attained after sixty (60) months), and
(b)    if such retirement occurs as a result of death or Disability, a fraction (expressed as a percentage) of x/160 + ⅜ (which provides that you will vest in a minimum of 37.5% of your total Points plus an additional 1/160th of your Points for each complete calendar month elapsed beginning on the Vesting Commencement Date and ending on the date you become a Retired Partner, which, in the aggregate, shall not exceed 75% of your total Points attained after sixty (60) months), in each case where:
x =    the lesser of:
(i)    the number of complete calendar months elapsed for the period commencing on the Vesting Commencement Date and ending on the date you become a Retired Partner, or
(ii)    60.
The term “Vesting Commencement Date” means (i) October 1, 2019 in the case of your initial Point award set forth above, and (ii) the applicable award date in the case of any additional Points that may be awarded to you in the future, unless otherwise specified in connection with such future award.
Restrictive Covenants
In consideration of your participation in the Carry Plan LPA, you will be subject to restrictive covenants in favor of Athene, including regarding confidentiality, non-solicitation and non-competition as set forth in Annex A (such covenants, the “Restrictive Covenants”). Your participation in the Carry Plan LPA, and any benefits conveyed through this Award Letter, are conditioned upon you executing (and returning to the Administrator the executed copy of) Annex A, and this Award Letter will be null and void should you fail to do so. Among other restrictions, please note that the confidentiality restrictions shall survive indefinitely following separation from service. If the Administrator determines that you have violated any covenant set forth in Annex A, your Points will be automatically reduced to zero effective as of the first date on which any such breach actually occurred (for the avoidance of doubt, as determined in the good faith discretion of the Administrator). If you received any distribution with respect to your Points after such effective date, you are required to repay such amounts in full to the Partnership on demand in accordance with Section 4.5 of the Carry Plan LPA.
Miscellaneous
Your admission to the Partnership as a limited partner will take effect upon your delivery to the Administrator of your signed Participant Execution Page. This Award Letter shall be governed by and construed in accordance with the laws of Bermuda without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply (provided that, as set forth in Annex A, the Restrictive Covenants shall be governed by Delaware law). This Award Letter is binding on and enforceable against the Administrator, the Partnership and you. This Award Letter may be amended only in a written document signed by each party hereto. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.
Section 83(b) Election
As a condition to the effectiveness of your limited partner interest and your award of Points, you are required to make, not later than August 10, 2020, an effective election under Section 83(b) of the Code by filing
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with the Internal Revenue Service the Section 83(b) election form attached hereto as Annex B, and to contemporaneously submit a copy of such election to the attention of:
Athene Employee Services, LLC
Attn: Kristi Burma, EVP of Human Resources
7700 Mills Civic Parkway
West Des Moines, IA 50266-3862
Email: kburma@athene.com
Definitions
For purposes of this Award Letter, “Administrator” means the Person or Persons to whom the General Partner has delegated its administrative duties, powers and authority vested in it under the Carry Plan LPA.
For purposes of this Award Letter, “Cause” means (i) if at the time of termination you are a party to a written employment agreement with Athene or Apollo Insurance Solutions Group LP, (formerly known as Athene Asset Management LLC) (“ISG”) which defines such term, the meaning given in such employment agreement; and (ii) in all other cases, a termination of your service with Athene or ISG based on (A) your commission of a felony or a crime of moral turpitude (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (B) your commission of a willful and material act of dishonesty involving Athene, ISG or any of their respective Affiliates; (C) your material non-curable breach of the your obligations under this Award Letter or any other agreement entered into between you and Athene, ISG or any of their respective Affiliates; (D) your breach of Athene’s policies or procedures (or the policies or procedures of ISG or any of Athene’s or their respective Affiliates which are applicable) that causes material harm to Athene, ISG, any of their respective Affiliates or any of their business reputations; (E) your willful misconduct or gross negligence which causes material harm to Athene, ISG, any of their respective Affiliates or any of their business reputations; (F) your violation of a fiduciary duty of loyalty to Athene, ISG or any of their respective Affiliates that causes material harm to Athene, ISG, any of their respective Affiliates or any of their business reputations; (G) your knowing attempt to obstruct or knowing failure to cooperate with any investigation authorized by Athene, ISG, any of their respective Affiliates or any governmental or self-regulatory entity; (H) your disqualification or bar by any governmental or self-regulatory authority or the loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your duties to Athene, ISG or any of their respective Affiliates; (I) any directive made by any governmental or self-regulatory authority to terminate your services; or (J) your failure to cure a material breach of your obligations under this Award Letter or any other agreement entered into between you and Athene, ISG or any of their respective Affiliates within thirty (30) days after written notice of such breach. For the avoidance of doubt, the termination of your service with Athene, ISG or any of their respective Affiliates for Cause shall constitute Cause under this Award Letter.
    For purposes of this Award Letter, “Disability” means, with respect to each Limited Partner, (i) if such Limited Partner is at the time of termination a party to a written employment agreement with Athene or ISG which defines such term, the meaning given in such employment agreement, and (ii) in all other cases, a physical or mental impairment which, as reasonably determined by the General Partner or its delegate, renders the Limited Partner unable to perform the essential functions of his or her employment with his or her employer, even with reasonable accommodation that does not impose an undue hardship on his or her employer, for more than 90 days in any 180-day period, unless a longer period is required by federal, state or other applicable law, in which case that longer period would apply.
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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the Participant Execution Page accompanying this Award Letter.
Very truly yours,

ADIP (Athene) Carry Plan, L.P.

By:    Athene Life Re Ltd., the General Partner

By:
    Name:
    Title:

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ADIP (Athene) Carry Plan, LP
Participant Execution Page

The undersigned acknowledges receipt of the following agreements (together with this Award Letter, the “ADIP (Athene) Carry Plan Admission Agreements”):
(1)    the Carry Plan LPA; and
(2)    the Secured Reimbursement Agreement among the undersigned as “Limited Partner,” ADIP (Athene) Carry Plan, L.P. and Apollo Principal Holdings III, L.P.
This execution page constitutes a counterpart signature page to each of the ADIP (Athene) Carry Plan Admission Agreements.
The undersigned hereby joins, adheres to and agrees to be bound by the Carry Plan LPA as a limited partner. Without limitation to the foregoing, the undersigned hereby confirms each power of attorney granted in the Carry Plan LPA of the Partnership to which it adheres, as if such power of attorney were set forth in full herein.
The undersigned hereby irrevocably makes, constitutes and appoints the General Partner of the Partnership, with full power of substitution, the true and lawful representative and attorney-in-fact, and in the undersigned’s name, place and stead, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish the applicable partnership agreement and any statutory filings related thereto for and on the undersigned’s behalf.

POINTS:

The undersigned hereby agrees to adhere to and be bound by each of the applicable ADIP (Athene) Carry Plan Admission Agreements, in each case with effect from the date of the Award Letter.

Name of Participant: ________________________________
Signature of Participant: ________________________________

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Annex A
PARTICIPANT RESTRICTIVE COVENANTS
In consideration of the ADIP (Athene) Carry Plan, L.P. Award Letter (the “Award Letter”) and your participation in the Carry Plan LPA, you (“Participant”) agree to the restrictive covenants set forth below in this Annex A to the Award Letter (“Annex A”). Capitalized terms not defined herein have the meanings set forth in the Award Letter or the Carry Plan LPA.
1.    Confidential Information.
a.    Participant shall not disclose or use at any time any Confidential Information (as defined below) of which Participant is or becomes aware, whether or not such information is developed by Participant, except to the extent that such disclosure or use is directly related to and required by Participant’s performance in good faith of duties for Athene, ISG or any of their respective Affiliates. Participant shall take all appropriate steps to safeguard Confidential Information in Participant’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Participant shall deliver to Athene upon Participant’s Termination of Relationship (as defined below), or at any time Athene may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of Athene, ISG or any of their respective Affiliates which Participant may then possess or have under his or her control. Notwithstanding the foregoing, Participant may truthfully respond to a lawful and valid subpoena or other legal process, but shall give Athene the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to Athene and its counsel the documents and other information sought, and shall assist Athene and such counsel in resisting or otherwise responding to such process. As used in this Annex A, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by Athene, ISG or any of their respective Affiliates in connection with their businesses, including, but not limited to, information, observations and data obtained by Participant while providing services to Athene, ISG, any of their respective Affiliates or any predecessors thereof (including those obtained prior to the date hereof) concerning (i) the business or affairs of Athene, ISG or any of their respective Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by Participant in breach of this Annex A) in a form generally available to the public prior to the date Participant proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
b.    Participant understands that nothing contained in this Annex A limits Participant’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Participant further understands that this Annex A does not limit Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Athene. Nothing in this Annex A shall limit Participant’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
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c.    As used in this Annex A, the term “Termination of Relationship” means, with respect to Participant, the termination of Participant’s services as an employee or director of, or consultant to, Athene and ISG for any reason, including, subject to Section 409A of the Internal Revenue Code of 1986 (as amended), as a result of the subsidiary to which Participant provides services no longer being a subsidiary of Athene because of a sale, divestiture or other disposition of such subsidiary.
2.    Restriction on Competition.
a.    Participant acknowledges that, in the course of his or her service with Athene, ISG and/or their predecessors (the “Protected Companies”), he or she has become familiar, or will become familiar, with the Protected Companies’ trade secrets and with other confidential and proprietary information concerning the Protected Companies and that his or her services have been and will be of special, unique and extraordinary value to the Protected Companies. Participant agrees that if Participant were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period (as defined below), it would be very difficult for Participant not to rely on or use the Protected Companies’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Protected Companies’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, Participant will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business (as defined below). For purposes of this Annex A, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of technology. For purposes of this Annex A, “Restricted Area” means anywhere in the United States, Bermuda and elsewhere in the world where the Protected Companies engage in business, including, without limitation, jurisdictions where any of the Protected Companies reasonably anticipate engaging in business on the date of Participant’s Termination of Relationship (provided that as of the date of Participant’s Termination of Relationship, to the knowledge of Participant, such area has been discussed as a market that the Protected Companies reasonably contemplate engaging in within the twelve (12) month period following the date of Participant’s Termination of Relationship). For purposes of this Annex A, “Competing Business” means a Person that at any time during Participant’s period of service has competed, or any time during the twelve (12) month period following the date of Participant’s Termination of Relationship begins competing with the Protected Companies anywhere in the Restricted Area and in the business of (i) retail annuities, (ii) annuity reinsurance, focusing on contracts reinsuring a quota share of future premiums of various fixed annuity product lines, (iii) reinsuring blocks of existing annuity business, (iv) issuing funding agreements or participating in a funding agreement backed note program, (v) pension risk transfer transactions, (vi) managing investments held by ceding companies pursuant to funds withheld and/or modified coinsurance contracts with their affiliates, (vii) managing investments in the life insurance industry, or (viii) any other significant business conducted by the Protected Companies as of the date of Participant’s Termination of Relationship and any significant business the Protected Companies conduct in the twelve (12) month period after Participant’s Termination of Relationship (provided that as of the date of Participant’s Termination of Relationship, to the knowledge of Participant, such business has been discussed as a business that the Protected Companies reasonably contemplate engaging in within such twelve (12) month period). For purposes of this Annex A, “Restricted Period” means Participant’s period of service until his or her Termination of Relationship, and thereafter through and including: (A) twelve (12) months following Participant’s Termination of Relationship with respect to any Participant with a title of CEO, President or EVP at the time of the Termination of Relationship; (B) nine (9) months following Participant’s Termination of Relationship with respect to any Participant with a title of SVP at the time of the Termination of Relationship and (C) six (6) months following Participant’s Termination of Relationship with respect to any Participant with a title of VP at the time of the Termination of Relationship.
b.    Nothing herein shall prohibit Participant from (i) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Participant has no active participation in the business of such corporation, or (ii) providing services to a subsidiary, division or affiliate
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of a Competing Business if such subsidiary, division or affiliate is not itself engaged in a Competing Business and Participant does not provide services to, or have any responsibilities regarding, the Competing Business.
3.    Non-Solicitation of Employees and Consultants. During Participant’s period of service and for a period of twelve (12) months after the date of Participant’s Termination of Relationship, Participant shall not directly or indirectly through any other Person (a) induce or attempt to induce any employee or independent contractor of the Protected Companies to leave the employ or service, as applicable, of the Protected Companies, or in any way interfere with the relationship between the Protected Companies, on the one hand, and any employee or independent contractor thereof, on the other hand, or (b) hire any person who was an employee of the Protected Companies, in each case, until six (6) months after such individual’s employment relationship with the Protected Companies has been terminated.
4.    Non-Solicitation of Customers. During Participant’s period of service and for a period of twelve (12) months after the date of Participant’s Termination of Relationship, Participant shall not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, ceding companies, associates, consultants, agents, or partners of the Protected Companies to divert their business away from the Protected Companies, and Participant will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Protected Companies, on the one hand, and any of their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand (collectively, “Protected Company Clients”); provided, however, that this provision shall not apply to any Protected Company Clients for whom Participant does not in the course of Participant’s services to Athene or any Protected Company (a) perform services on behalf of Athene or any of the Protected Companies, or (b) have contact or acquire or have access to confidential information or other competitively advantageous information as a result of or in connection with Athene’s services to Athene.
5.    Understanding of Covenants. Participant represents and agrees that he or she (a) is familiar with and carefully considered the foregoing covenants set forth in this Annex A (together, the “Restrictive Covenants”), (b) is fully aware of his or her obligations hereunder, (c) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (d) agrees that the Restrictive Covenants are necessary to protect the Protected Companies’ confidential and proprietary information, good will, stable workforce and customer relations, and (e) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Annex A regardless of whether Participant is then entitled to receive severance pay or benefits from any of the Protected Companies. Participant understands that the Restrictive Covenants may limit his or her ability to earn a livelihood in a business similar to the business of the Protected Companies, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee of or other service provider to Participant and as otherwise provided in the Award Letter to clearly justify such restrictions which, in any event (given his or her education, skills and ability), Participant does not believe would prevent him or her from otherwise earning a living. Participant agrees that the Restrictive Covenants do not confer a benefit upon the Protected Companies disproportionate to the detriment of Participant.
6.    Enforcement. Participant agrees that Participant’s services are unique and that he or she has access to Confidential Information. Accordingly, Participant agrees that a breach by Participant of any of the Restrictive Covenants would cause immediate and irreparable harm to Athene that would be difficult or impossible to measure, and that damages to Athene for any such injury would therefore be an inadequate remedy for any such breach. Therefore, Participant agrees that in the event of any breach or threatened breach of any provision of this Annex A, Athene shall be entitled, in addition to and without limitation upon all other remedies Athene may have under this Annex A, the Award Letter, and/or the Carry Plan LPA, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Annex A, as the case may be, or require Participant to account for and pay over to Athene all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Annex A, if and when final judgment of a court of competent jurisdiction is so entered against Participant. Participant further agrees that the applicable period of time any Restrictive Covenant is in effect following the date of Participant’s Termination of Relationship,
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as determined pursuant to the foregoing provisions of this Annex A, shall be extended by the same amount of time that Participant is in breach of any Restrictive Covenant.
7.    Additional Terms.
a.    Condition of Partnership and Award Letter. Participant understands, agrees and acknowledges that Participant’s admission to the Partnership as a limited partner , and any benefits conveyed through the Award Letter, are conditioned upon Participant executing (and returning to the Administrator the executed copy of) this Annex A and the Participant Execution Page attached to the Award Letter. Participant further acknowledges and agrees that the Award Letter will be null and void and of no effect if Participant fails to execute and return to Athene an executed copy of this Annex A by the date specified in the Award Letter.
b.    Successors. This Annex A may not be assigned by Participant. This Annex A shall be binding upon Participant and, except as regards to personal services, his or her heirs, personal representatives, executors and administrators, and shall inure to the benefit of Athene, its successors and assigns. Athene may assign its rights and delegate its obligations hereunder to any Protected Company, or in connection with any sale, transfer or other disposition of all or substantially all of its or their business or assets. Upon such assignment, Athene will be entirely relieved and discharged of all its obligations hereunder and the receiving entity will be deemed to have assumed all of the obligations Athene hereunder. Any such assignment shall not constitute a Termination of Relationship for purposes of this Annex A or commence the running of any of the time periods of the Restrictive Covenants.
c.    Governing Law; Jurisdiction; Venue. Notwithstanding anything to the contrary in the Award Letter, this Annex A shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws. Participant and Athene hereby agree that all legal proceedings arising out of or in connection with this Annex A shall be brought exclusively in the state and federal courts in the State of Delaware. Participant and Athene each irrevocably consent to, and agree not to challenge, the exclusive jurisdiction and exclusive venue of the state and federal courts in the State of Delaware.
d.    Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS ANNEX A.
e.    At Will Employment. Nothing in this Annex A confers upon Participant the right to be retained in the service of Athene (or any other Protected Company). Any such employment is at-will and may be terminated by either Athene or Participant at any time for any reason, with or without cause or notice.
f.    Severability. In case any of the provisions of this Annex A are held to be invalid, the same shall be deemed to be severable and shall not defeat the remaining provisions of this Annex A; and the court having power to make such an adjudication is further authorized to modify any provisions hereof which may be deemed unduly restrictive to the end that such restrictions, as modified, shall be reasonable and valid.
g.    Amendment and Waiver. Except as provided in Section 8(f) above, the provisions of this Annex A may not be amended without the written consent of Athene where such amendment would impair Athene’s rights under this Annex A. No course of conduct or failure or delay in enforcing the provisions of this Annex A shall affect the validity, binding effect or enforceability of this Annex A.
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Annex B-9

Acknowledgment and Acceptance of Annex A:

By signing below and returning this Annex A to the Administrator with the Award Letter, I hereby acknowledge receipt of this Annex A, voluntarily accept the benefits provided to me through the Award Letter and the Carry Plan LPA, confirm that I have read this Annex A, and agree to be bound by the terms and conditions of Annex A.

______________________________
Participant Name:

______________________________
Acceptance Date:

Annex B-10

Annex B
ELECTION TO INCLUDE VALUE OF POINTS
IN GROSS INCOME
IN YEAR OF TRANSFER UNDER CODE SECTION 83(b)
    The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include the value of the property described below in gross income in the year of transfer and supplies the following information in accordance with the regulations promulgated thereunder:
1.    The name, address and social security number of the taxpayer:

    [Name]
    [Address]
    [Social Security Number]

2.    A description of the property with respect to which the election is being made: A limited partnership interest in ADIP (Athene) Carry Plan, L.P., a Bermuda exempted limited partnership (the “Partnership”).

3.    The date on which the property was transferred: [______ __], 20[__]. The taxable year for which such election is made: calendar year 20__.

4.    The restrictions to which the property is subject: The property is subject to time-based vesting conditions, pursuant to which the taxpayer will forfeit a portion of the property upon a termination of employment determined based on when such termination occurs.

5.    The fair market value at the time of transfer (determined without regard to any lapse restriction) of the property with respect to which the election is being made: $[___] per Point.

6.    The amount paid for such property: $0 per Point.

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A copy of this election has been furnished to:
Athene Employee Services, LLC
Attn: Kristi Burma, EVP of Human Resources
7700 Mills Civic Parkway
West Des Moines, IA 50266-3862
Email: kburma@athene.com,

for whom the taxpayer rendered the services underlying the transfer of property, pursuant to Treasury Regulations §1.832(d).

________________
Date
_________________________
[Name]
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